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                                                            EXHIBIT 10(iii)(a)37

                                                                   July 29, 1998

Mr. James W. Cicconi
7019 Devereux Circle Drive
Alexandria, VA 22315

Dear Jim:

         It gives me great pleasure to offer you a Senior Management position within AT&T Corp. (the Company). In addition to confirming my offer, this letter will detail the terms and conditions of your employment and outline the current major features of AT&T's compensation and benefit plans and practices.

         ASSUMPTION OF DUTIES: Effective on or about September 1, 1998, you will assume the position of Senior Vice President for Government Affairs and Federal Policy, reporting to Mike Armstrong and John Zeglis. Your work location will be Washington, DC.

         BASE SALARY: Your initial base salary will be $425,000 per year. Specific salary treatment will be based on your relative individual performance. The first review of your base salary level will be effective March 1999.

         ANNUAL BONUS: The Annual Bonus for Senior Managers currently takes the form of (1) AT&T Performance Award (APA), (2) Unit Performance Award (UPA), and
(3) Merit Award (MA):

         (1) APA is predicated on corporate performance.

         (2) UPA is predicated on unit performance.

         (3) MA is driven by individual and team contributions.

The Company cannot make any representations regarding the continuation of the APA/UPA/MA incentive format, or, the size of your APA, UPA and MA awards in any given year, if any. Notwithstanding the foregoing, your TARGET (not actual) ANNUAL BONUS for 1998 and 1999 will be 80% of your annual base salary. For

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1998, your annual target is $340,000, which will be PRORATED TO REFLECT
PARTIAL SERVICE IN 1998, and will be payable in the first quarter of 1999. Assuming a September 1, 1998 start date, your prorated target bonus for 1998 will be $113,400, based on 4 months at an annual target of $340,000. You may elect to defer all or a part of this award under the Incentive Award Deferral Plan. (See "Guaranteed 1998 and 1999 Annual Bonus Amounts" below.)

         GUARANTEED 1998 AND 1999 ANNUAL BONUS AMOUNTS: In the event that your earned prorated 1998 Annual Bonus is less than your prorated target ($113,400 based on a September 1st start date), you will be provided a lump sum which, when combined with your actual earned Annual Bonus, will equal your prorated target. In the event that your earned prorated 1998 Annual Bonus is equal to or more than your prorated target, you would receive that higher amount and no lump sum would be payable under this Guaranteed 1998 Annual Incentive Amount provision.

         For the 1999 performance year, in the event that your earned 1999 Annual Bonus is less than your 1999 target Annual Bonus, you will be provided a lump sum which, when combined with your actual earned Annual Bonus, will equal your 1999 target Annual Bonus. In the event that your earned 1999 Annual Bonus is equal to or more than your target Annual Bonus, you will receive that higher amount and no lump sum would be payable under this Guaranteed 1999 Annual Incentive Amount provision.

         The amounts payable under this Guaranteed 1998 and 1999 Annual Bonus provision will not be included as compensation under any employee or Senior Manager benefit plan, and are NOT DEFERRABLE. It is understood that this minimum guaranteed Annual Bonus for performance years 1998 and 1999 shall not in any way be construed as a precedent for future performance years.

         AT&T LONG TERM INCENTIVES: Your AT&T Long Term Incentive for 1998 is composed of AT&T Stock Options and AT&T Performance Shares.

         AT&T PERFORMANCE SHARES: You will receive 7,300 AT&T Performance Shares covering the 1998-2000 performance period (payout in the first quarter of 2001). These Performance Shares will be awarded on your date of hire. Performance Shares are equivalent in value to AT&T common shares. Historically, such awards have been made annually.

         - Assuming continued Company employment, distribution of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a

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J.W.Cicconi-page 3

                  measure of AT&T's Total Shareholder Return vs. Total Shareholder Return for a peer group of companies, (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period. Under the current terms of the plan, a minimum of 50% of the distribution must be in AT&T shares. In addition, you may elect to defer all or a part of the distribution under the terms of the Incentive Award Deferral Plan.

         - Dividend equivalents are paid quarterly on all undistributed Performance Shares held on AT&T dividend record dates. These dividend equivalents are also deferrable beginning in the year following the year of hire.

         AT&T STOCK OPTIONS: Effective on your date of hire, you will be awarded your 1998 grant of 31,000 AT&T Stock Options. The term of the stock option grant is ten years. Assuming continued Company employment, these stock options vest as follows: one-third of the options will vest on the first anniversary of the date of grant, one-third on the second anniversary, and one-third on the third anniversary of the date of grant. The option price is 100% of market price on date of grant.

         As with the Annual Incentive Awards, Long Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever-changing marketplace. Accordingly, other than the initial grants reflected in this offer of employment, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants.

         STOCK OWNERSHIP GUIDELINES: AT&T Officers are expected to own common shares of AT&T with a fair market value equal to a multiple of their annual salary. YOUR TARGET IS TWO (2) TIMES YOUR SALARY. There is a five (5) year window period for achieving this ownership target, and the Chairman will annually review all Officers' progress toward their goals. Once achieved, the ownership level should be maintained throughout your tenure as an Officer.

         HIRING BONUS: In order to incent you to join AT&T, the Company will provide you the following:

         - You will receive a ONE-TIME HIRING BONUS OF $240,000, payable as $10,000 per month for 24 months, based solely on continued Company service. The first $10,000 payment will be payable at the end of

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J.W.Cicconi-page 4

                  September 1998, a similar payment to be made at the end of each of the next 23 months, assuming continued employment. It is understood that these payments shall not in any way be construed as a precedent for future years and such payments will not be benefit bearing.

         - The Chairman will be asked to approve the following "Seasoned" AT&T Performance Shares under the Company's Long Term Incentive Program:

         - 7,300 AT&T PERFORMANCE SHARES FOR THE 1997-99 PERFORMANCE PERIOD, payable in first quarter of 2000

                  Assuming continued Company employment, distribution of from 0% to 200% of such Performance Shares is made in the form of cash and AT&T shares at the end of the performance period based on a measure of AT&T's Total Shareholder Return vs. Total Shareholder Return for a peer group of companies, (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period. Under the current terms of the plan, a minimum of 50% of the distribution must be in AT&T shares. In addition, you may elect to defer all or a part of the distribution under the terms of the Incentive Award Deferral Plan.

                  Dividend equivalents are paid quarterly on all undistributed Performance Shares held on AT&T dividend record dates. These dividend equivalents are also deferrable beginning in the year following the year of hire.

         - 7,300 AT&T PERFORMANCE SHARES FOR THE 1996-98 PERFORMANCE PERIOD, payable in first quarter of 1999

                  Because of the 1996 restructuring of AT&T and the difficulty of setting long-term financial targets while the restructure was in progress, the performance criteria established for the long-term cycle 1996-1998 will not be applicable. For this performance period the criteria is deemed to have been met at the target level, i.e., 100%. The opportunity to earn a distribution above 100% was eliminated, and all other terms and conditions of the award continue to apply, including that a minimum of 50% of the distribution must be in AT&T shares. In addition, you may elect

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J.W.Cicconi-page 5

                  to defer all or a part of the distribution under the terms of the Incentive Award Deferral Plan.

                  Dividend equivalents are paid quarterly on all undistributed Performance Shares held on AT&T dividend record dates. These dividend equivalents are also deferrable beginning in the year following the year of hire.

         SEVERANCE BENEFIT:

         (I) In the event of any Company initiated termination, within 72 months from the effective date of your employment, other than for "Long Term Disability" (as defined below) or for "Cause" (as defined below), you will be entitled to:

         -        A "Severance Payment" equal to the higher of (1) $850,000 or
                  (2) 200% of your annual base salary in effect on the date of such termination. This Severance Payment will be payable in the month following the month of termination.

         - All AT&T Stock Options which are granted under this letter agreement (i.e., the 1998 regular grant) as well as future regular annual stock option grants will continue to vest and be exercisable as if you remained an active employee.

         - All AT&T Performance Shares which are granted under this letter agreement (i.e., AT&T Performance Shares for the 1996-98, 1997-99 and 1998-2000 performance cycles) as well as future regular annual performance share grants will be retained and distributed at the end of each three-year cycle. Dividend equivalents will continue to be paid until all shares are paid out.

         - A prorated Annual Bonus based on actual results, for the year of your termination. This amount will be payable at the time such bonuses for the performance year are generally payable, currently in the first quarter of the year following the performance year.

         (II) In the event of any Company initiated termination prior to the vesting of your pension benefits under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan and the vesting of the Company match under the AT&T Long Term Savings Plan for Management Employees, other than for "Long Term Disability" (as defined below) or for "Cause" (as defined below), you will be entitled to the following:

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J.W.Cicconi-page 6

         - The amount of the benefits accrued, but not vested, to the date of your termination under the above-mentioned plans will be paid from Company operating income in a lump sum, as soon as practicable after your termination.

         The Severance Payment and other benefits due under this Severance Benefit provision will be conditioned upon you signing (and not revoking), within 30 days of your termination, a release and agreement not to sue the Company. The form of this release and agreement will be that then in use for AT&T Senior Managers.

         For purposes of this employment letter:

         - "Cause" shall be defined as follows: (1) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company, or (3) violation of the Company's Code of Conduct.

         - "Long Term Disability" shall mean termination of your employment with the Company with eligibility to receive a disability benefit/allowance under any long term disability plan of the Company or any affiliate of the Company.

         BENEFITS AND SPECIAL MID-CAREER BENEFITS: You will, of course, be eligible for the benefit programs available to all AT&T Senior Managers. In addition, under the terms of the AT&T Mid-Career Hire Program, you will be entitled to a one-time payment (grossed-up to reflect taxes) equivalent to five months' premiums on the Company Medical Expense Plan and Dental Plan. Although you will have to make your own arrangements for dental coverage during your first six months, you may immediately enroll (and pay for coverage) under the Company's Medical Expense Plan. After this initial six-month period, you would be eligible for the Company paid medical, dental and vision care coverage provided to all management employees. In addition, you will be entitled to five weeks annual vacation after six months of service.

         ATTACHMENT A outlines the benefits available to you under various Senior Management, mid-career and employee benefit plans, programs and practices.

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J.W.Cicconi-page 7

         OTHER PROVISIONS: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms of existence of this employment letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor.

         As indicated in the attached AT&T Non-Competition Guideline (Attachment
B), a number of AT&T incentive arrangements and non-qualified pension and benefit plans are subject to non-competition constraints.

         This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

         The incentive plans as well as the employee and Senior Management benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs, and practices, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any such plans, programs and practices and to assign any obligations under this agreement to a successor company. Moreover, the summaries contained herein are subject to the terms of such plans, programs and practices.

         For purposes of the Senior Management and employee benefit plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments reflected in this offer are not included in the calculation of any employee or Senior Management benefits (except for the AT&T Incentive Deferral Award Plan, which currently permits the deferral of Annual Incentives and Performance Shares).

         By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to your previous employer will be disclosed or used by you at AT&T, and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or

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J.W.Cicconi-page 8

brought with you to AT&T, and (2) you have brought to AT&T's attention and provided it with a copy of any agreement which may impact your future employment at AT&T, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions.

         Jim, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to AT&T. We look forward to having you join us. If you have any questions, please don't hesitate to call me or Paula Pilewicz on (908) 221-4592.

         If you agree with the foregoing, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, and in particular, that you are not subject to non-competition restrictions by your current employer, please sign this letter, in the space provided below and return the original executed copy to me postmarked no later than August 5, 1998.

                                                         Sincerely,

/s/ James W. Cicconi
-------------------------------                          ____________
Acknowledged and Agreed to                               Date
James W. Cicconi

Attachments

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J.W.Cicconi-page 9
                                                                    Attachment A

HEALTH: MEDICAL, DENTAL, VISION     FIRST SIX MONTHS - MEDICAL COVERAGE ONLY:

                                    -        Company provided medical coverage
                                             through a Point-of Service [POS]
                                             option or the Traditional Indemnity
                                             option, if a POS network is not
                                             available in your area, or through
                                             an HMO.

                                    -        Premiums are deducted from your
                                             paycheck, then reimbursed with a
                                             tax gross-up.

                                    AFTER SIX MONTHS SERVICE:

                                    -        Eligible to select different levels
                                             of benefit coverage under the
                                             MEDICAL and DENTAL plans through
                                             AT&T's "Flex Benefits".

                                    -        Eligible for VISION care coverage.

                                    Medical coverage includes
                                    prescription drugs and mental
                                    health and chemical dependency.

FLEX BENEFITS                       After six months service, eligible to enroll
                                    in various benefit plans:

                                    -        Long Term Disability

                                    -        Accidental Loss Insurance

                                    -        Dependent Accidental Loss Insurance

                                    -        Dependent Life Insurance

                                    -        Long Term Care

                                    -        Health Care Reimbursement Accounts

                                    -        Child/Elder Care Reimbursement
                                             Accounts

                                    -        Vacation Buy

DEATH BENEFITS                      -        Spouse benefit - Minimum 15% of Pay
                                             (salary plus annual bonus) paid
                                             annually for spouse's lifetime,
                                             unless pension plans for employee
                                             exceed such percentage

                                    -        1 x Salary Company paid Senior
                                             Management Basic Life Insurance

                                    -        1.5 x Salary employee/Company paid
                                             Split Dollar Life  Insurance

                                    -        Up to 5 x Salary employee paid
                                             Supplemental Variable Universal
                                             Life Insurance

PENSION BENEFITS                    -        Automatically participate in the
                                             AT&T Management Pension Plan and
                                             the AT&T Non-Qualified Pension
                                             Plan, which are cash balance
                                             arrangements.

                                    -        Annual pay credits added to Cash
                                             Balance Accounts based on age and
                                             eligible pay (i.e., salary and
                                             Annual Bonus)

                                    -        Vesting occurs after 5 years of
                                             Vesting Service

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J.W.Cicconi-page 10

SICKNESS DISABILITY                 -        52 weeks at full salary

LONG TERM DISABILITY                -        60% of salary LTD benefit to age 65
                                             - Company paid.

                                    -        Option to elect an additional 10%
                                             through Flex program - employee
                                             paid - after six months of service

SAVINGS PLAN                        -        Eligible to enroll as soon as
                                             practicable after hire

                                    -        Contributions on a pre-tax (401K)
                                             or after-tax basis up to 16% of
                                             salary

                                    -        Company matches two thirds of
                                             employee's contribution up to 6% of
                                             salary after one year of service.
                                             (4% match on 6% contribution)

                                    -        Wide array of investment options

                                    -        Rollover provisions from previous
                                             employer's qualified savings plan

STOCK PURCHASE PLAN                 -        Allocate up to 10% of salary to
                                             purchase AT&T stock at a 15%
                                             discount through payroll deductions

                                    -        Eligible after 6 months of service

DEFERRAL PLAN                       -        Option to defer Short and Long Term
                                             Incentives (i.e., Annual Bonus,
                                             Performance Shares and dividend
                                             equivalents) until retirement/
                                             termination or a specific age 55 or
                                             older.

                                    -        Elect 1-20 annual deferral payments

                                    -        Current interest rate is 10 year
                                             U.S. Treasury Note plus 5%
                                             interest, which is established by
                                             the AT&T Board and subject to
                                             change from time to time.

FINANCIAL COUNSELING                -        May participate in Financial
                                             Counseling program using one of
                                             three approved firms (Asset
                                             Management Group, Ayco and
                                             PriceWaterhouse Coopers) for
                                             personal financial planning on
                                             investments, taxes, benefits,
                                             insurances and your estate.

                                    -        Preparation of personal tax
                                             returns, will and trusts included.

TELEPHONE REIMBURSEMENT             -        100% reimbursement for most AT&T
                                             long distance and local (where
                                             available) charges on home phone
                                             bill.

VACATIONS / HOLIDAYS                -        5 weeks vacation annually after six
                                             months of service

                                    -        4 Management Personal Days and 3
                                             Floating Holidays annually, with
                                             eligibility prorated during first
                                             year based on date of hire

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J.W.Cicconi-page 11

AUTOMOBILE                          -        Company provided leased U.S.
                                             automobile, e.g., Cadillac Seville,
                                             Oldsmobile Aurora, Jeep Grand
                                             Cherokee, Lincoln Town Car, etc.

                                    -        Company provides insurance and
                                             maintenance.

                                    -        Employee pays for gasoline.

                                    -        Employee and immediate family may
                                             drive for personal use.

                                    -        Fair market value of the car is
                                             imputed annually to the Senior
                                             Manager.

LEGAL SERVICES PLAN                 -        Provides certain legal service
                                             benefits after 6 months of service

                                    -        Participating attorney fees are
                                             paid in full for covered legal
                                             benefits such as sale, purchase or
                                             refinancing of principal residence
                                             (outside of the AT&T Management
                                             Relocation Plan)

                  Terms and conditions of the Management Employee, Senior Management and Mid-Career Benefit plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs, and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

                                                                            7/98

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